UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Schedule 14(a) of the

Securities Exchange Act of 1934 (Amendment No.      )

Filed by the Registrant   ☒

Filed by a Party other than the Registrant   ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

BB&T Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

BB&T Corporation Overview and Corporate Governance and Executive Compensation Developments Spring 2018

Outline BB&T’s Board of Directors is committed to Board Responsiveness and Accountability Sound Executive Compensation Practices Shareholder Engagement Robust Corporate Governance Board Skills and Diversity Corporate Social Responsibility This document summarizes our shareholder engagement process and the salient features of our corporate governance program as well as enhancements we propose to make at our 2018 annual meeting.

Board Responsiveness and Accountability Response to Simple Majority Voting Shareholder Proposal 2017 Annual Meeting Results: BB&T shareholders approved a shareholder proposal requesting the elimination of supermajority voting provisions in BB&T Corporation’s Articles and Bylaws. Approved by 62.4% of votes cast (representing 46.7% of total outstanding shares) Shareholder Feedback: In the fall of 2017, we solicited input from 48 of our 50 largest shareholders on how best to respond to this vote and implement the proposal. The shareholders we spoke with indicated support for the following: Amend Bylaws to eliminate all supermajority voting provisions. The affected Bylaw provisions relate to director terms, board size, director removal, filling board vacancies and the amendment of the Bylaws. Amendment must be approved by two-thirds of total outstanding common shares Retain Articles: Since the supermajority voting provisions in the Articles are exclusively limited to the terms of our preferred stock (and voting by preferred stockholders) and do not impact the rights of common shareholders, we are not seeking to amend these preferred stock terms. The Corporation is undertaking a diligent institutional and retail solicitation campaign to achieve adoption of the Bylaw amendment.

Board Responsiveness and Accountability Shareholder proposal - right to call a special shareholders meeting In December of 2017, the Board adopted a right for holders of 20% of BB&T’s outstanding shares to call a special shareholders meeting Factors in the Board’s decision to adopt the right: Shareholder feedback, gathered in the fall of 2017, indicated support for the right to call a special meeting at a share ownership threshold of greater than 10% Six of 8 peer banks have a right at a share ownership threshold of 25% or greater The desire to balance shareholders’ rights to act on urgent or extraordinary matters in between annual meetings against the disruption, expense and diversion of the Corporation’s resources 10% share ownership threshold too low: would permit as few as 2 shareholders to call a special meeting Strong corporate governance program in place Robust and responsive shareholder engagement program enables the Board to stay in touch with shareholder views and respond to shareholder concerns History of board responsiveness for the benefit of BB&T’s diverse shareholder base

2017 Executive Compensation Program Decisions To address shareholder perspectives, we implemented the following Executive Compensation changes beginning in 2017: Enhanced the features and mix of the long-term incentives as follows: Grant PSUs Representing 50% of Equity Awards: 50% of equity awards are granted in the form of Performance Share Units (“PSUs”), with remaining equity awards granted in the form of Restricted Stock Units (“RSUs”). Include a TSR Payment Modifier in the LTIP and PSUs: Both the Long-Term Incentive Performance Awards (“LTIP”) and PSU grants incorporate a total shareholder return (“TSR”) modifier that can increase or decrease payments based on BB&T’s relative TSR performance. Realign the Long-Term Incentive Mix: Two-thirds of long-term incentives (PSUs and LTIP) are subject to robust performance criteria. Subject 100% of Long-Term Incentives to a Performance Hurdle: All long-term incentives are subject to a performance hurdle. Extend our risk-based forfeiture provisions to all long-term incentive awards. Awards are subject to reduction or forfeiture if the Compensation Committee determines that there has been a significant negative risk outcome. Other 2017 Compensation Decisions: No base salary increases for our NEOs Eliminated the use of stock options

2017 Executive Compensation Program Mix Annual Incentive Program Measures financial achievement against two goals: return on assets relative to peers (40%) and EPS (60%) Payouts capped at 125% of target Long Term Incentives Performance Share Units and Cash LTIP Each represents one-third of LTI, for a total of 67% based on robust performance criteria Determined based on relative ROCE measured over a 3-year performance period, with a relative 3-year TSR modifier Payouts capped at 125% of target RSUs: one-third of LTI All LTI awards include minimum performance hurdles and risk-forfeiture provisions 2017 Target Compensation

BB&T’s Commitment to Shareholder Engagement BB&T believes in ongoing engagement with our shareholders. Since 2009, we’ve engaged in a recurring dialogue with a number of our larger shareholders concerning corporate governance and executive compensation matters. The feedback we receive during our shareholder engagement sessions directly informs the Board’s compensation and corporate governance decisions.

Feedback from Fall 2017 Shareholder Engagement In the fall of 2017, we contacted 48 of our 50 largest shareholders, representing 47% of our outstanding shares, and ISS and Glass Lewis. We received the following feedback: Positive response to the recent improvements we made to our executive compensation programs, such as the addition of performance share units and elimination of stock options. Support for our approach to eliminate supermajority vote requirements in our bylaws and to retain supermajority vote requirements in our articles of incorporation, as set forth in Proposal 4. Support for an initiative permitting shareholders to call a special meeting and generally preferred minimum ownership threshold level of greater than 10%. General interest in a broad range of areas pertaining to our Board of Directors, including its tenure and diversity, and cybersecurity expertise. Support for the continued publication of our Corporate Social Responsibility report on our website.

Corporate Governance Program Highlights We carefully consider the constructive feedback received during our shareholder engagement sessions and in response have enhanced our governance program over the past several years. These enhancements fit well within our overall philosophy and improve an already strong corporate governance framework, aspects of which are set forth below: Special Meetings: In 2017, the Board of Directors amended BB&T’s bylaws to permit shareholders owning 20% or more of our common stock to call a special meeting. Proxy Access: Our bylaws provide for proxy access that allows a shareholder or group of up to 20 shareholders that has held at least 3% of our common stock for at least three years to nominate up to 25% of the Board (but at least two directors) and have those nominees appear in our proxy statement, subject to notice and other specific requirements in our bylaws.  Active, Independent Board of Directors: Twelve of our fourteen directors are independent, and, in the aggregate, our directors attended 98% of Board and committee meetings last year in addition to several other BB&T events. Our directors also engaged in a comprehensive training program designed to support their responsibilities as directors. Corporate Social Responsibility Report: We publish annually on our website a Corporate Social Responsibility Report, highlighting our good stewardship of the natural resources entrusted to us, our promotion of our associates’ and communities’ well-being, and our coherent corporate governance program.

Corporate Governance Program Highlights (continued) Independent Lead Director: Our Lead Director serves an important governance function by providing strong leadership for the non-management and independent directors. Stock Ownership Guidelines: By requiring our CEO to own stock equal to 6x his annual salary and directors to own stock equal to 5x their annual retainer, we effectively align their interests to those of our shareholders. Pledging/Hedging of Shares: To reduce conflicts of interest, we have prohibitions on hedging and strong limitations on pledging of our common stock by directors and Executive Management members.  Majority Voting for Director Elections: All director nominees in uncontested elections must be elected by an affirmative vote of the majority of votes cast. Elimination of Supermajority Vote Provisions: The Board is proposing to eliminate supermajority vote requirements in our bylaws, subject to the approval of two-thirds of shares outstanding at our 2018 Annual Meeting of Shareholders. Clawbacks and Executive Risk Scorecard: We make all executive awards (cash and equity) subject to recoupment and also may utilize our executive risk scorecard to reduce incentive compensation for negative risk outcomes.

Diverse and Skilled Board Strong Record of Board Refreshment - integral to an effective governance structure Since 2013, nine independent directors have joined the BB&T board, each bringing a unique set of skills and experience Mandatory board retirement at the end of the year in which the director becomes 72 years of age Since 2013, five directors have retired in connection with this age limit This is in addition to the two non-age limit related board retirements announced since 2014 We periodically review the appropriate age limitation, most recently increasing the age from 70 to 72, consistent with peer practice Leader in Board Diversity among Peers 28.5% of directors are minorities and 28.5% are women Board Diversity Goal: Include members with diverse backgrounds, skills, and characteristics that, taken as a whole, will help ensure a strong and effective governing body. The Nominating and Corporate Governance Committee annually assesses these factors in the director selection and nomination process. Board Skills and Training Program includes a rigorous on-boarding and director education processes to complement these diverse backgrounds

Skills and Experience Matrix As highlighted in our proxy statement annually, the following skills matrix shows the diverse range of expertise our directors provide to BB&T.

Corporate Social Responsibility Our Board and management have shown their commitment to financial education, social causes, products that assist the underserved, and protecting the environment through programs such as the following: Environmental Education and Training Community Service •Bank-wide conservation initiatives, including reducing the volume of paper used, purchasing recycled paper and environmentally-friendly cleaning products and recycling nearly 18 million tons of paper annually, helping to preserve more than 156,000 trees and 13.5 million pounds of CO2.   •We are an advocate for the environment and sustainable design in new building construction, utilizing recycled content and energy efficient appliances. • The BB&T Leadership Institute provides organizations with a leadership development partner that helps create dynamic and effective leaders, increase employee retention and improve the bottom line.   • Through our Financial Foundations program, we provide financial literacy programs to high school and college students and adults within our footprint.   •Our associates are provided comprehensive educational opportunities through BB&T University and BB&T Banking School at Wake Forest University. • Training magazine recognized BB&T as one of the world’s Top 125 Organizations for Excellent Training in 2017, marking the 16th consecutive year BB&T has received this coveted recognition. •Through the BB&T Lighthouse Project, our associates provide hands-on support for local projects and worthy causes that benefit our communities. Since 2009, we have completed more than 10,000 community service projects and contributed more than 500,000 volunteer hours to local charities (helping 15 million people).   • Through our homeless outreach program, we support emergency housing, with the goal of providing long-term housing solutions. Our initiative also supports education and training for displaced families in our communities. • We launched a multi-year, enterprise-wide conservation effort that is expected to reduce electricity consumption at our retail branches by over 20%. •Donated $100 million to BB&T’s philanthropic fund to support charitable organizations in our communities.

Supplemental Materials Our Compensation Philosophy and Objectives BB&T Performance

Executive Compensation Philosophy and Objectives Features of our compensation program include: Compensation and reward systems that are designed to support and drive our long-term strategic goals and produce positive business results A pay-for-performance culture that ties 86% of our CEO’s (and 80% of our other NEOs’) target total direct compensation directly to our performance Objective performance metrics (EPS, ROA, ROCE and TSR) that tie to the financial health and stability of our company and align with shareholder interests Broad-based pension that helps to attract and retain employees, including our Executive Management team Appropriate risk mitigation features Our executive compensation philosophy is based upon providing performance-based compensation to Executive Management that is aligned with shareholder interests while maintaining a prudent risk management culture.

Total Shareholder Return 5 YEAR 10 YEAR 20 YEAR As of 12/31/2017 Peers include CFG, CMA, FITB, HBAN, KEY, MTB, PNC, RF, STI, USB, WFC and ZION Note: CFG excluded from years 5, 10 and 20 as they completed their IPO in 2014 Source: Nasdaq IR and S&P Global (percent) (percent) 1 YEAR (percent) 5.7% 4.0% 4.6% BBT Peer Average S&P Financials Index 8.6% 5.4% 3.8% 14.7% 19.4% 18.2% 8.7% 17.5% 22.2% (percent) 3 YEAR (percent) 11.7% 16.8% 13.9%

2017 Financial Highlights Average non-interest bearing deposits increased 7.3% year-over-year. 2.65% dividend yield (second highest among our peer group) and a 10% increase in our quarterly dividend during 2017. 117.9% total payout to shareholders in 2017. Total nonperforming assets as a percentage of total assets were 0.28% at year-end, compared to the 0.50% average of our peer group and were at the lowest level since the third quarter of 2006. Strong capital and liquidity ratios. Credit ratings that are among the highest in our industry. $2.2 billion net income available to common shareholders $11.5 billion taxable equivalent revenue $50.45 record stock price (2018 high as of record date: $55.70)

2017 BB&T Performance and Achievements 2017 was a strong and profitable year with record revenues, a continued drive into new markets and a healthy return to our shareholders. Our accomplishments in 2017 continue to demonstrate the power of our vision, mission and values. Highlights are as follows: We continue to adapt our strategy to changing market demands, including expansion of our digital client services by adding talent and technology to meet our clients’ evolving needs and expectations. Our digital banking platform, U by BB&T, continues to expand in capabilities, including integration of Zelle®, a fast, safe and easy way to send money. We ranked 3rd for mobile banking among the 15 largest U.S. banks according to the Dynatrace Mobile Banker Scorecard. We increased our national lending businesses and expanded our Wealth and fee businesses. We strengthened our risk management team by creating the new position of a Chief Fraud Director.

2017 BB&T Performance and Achievements (continued) We successfully launched our “All we see is you” brand campaign, emphasizing our commitment to our clients, and increased our presence on social media platforms, such as Instagram and Twitter. We remain committed to diversity and inclusion and were recognized as one of the Best Places to Work for LGBT equality. We were acknowledged by the Women’s Forum of New York for having a Board of Directors comprised of at least 25% women. We see our communities as vital to our success and supported them in 2017 through our Lighthouse Project (80,000+ volunteer hours) and donations of $700,000 in the aftermath of Hurricanes Harvey, Irma and Maria. We invested $152 million of tax reform benefits into our associates and communities, through raising the minimum hourly pay rate, providing a special one-time bonus to almost three-fourths of our associates and donating $100 million to BB&T’s philanthropic fund to support charitable organizations in our communities.